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                                                                      EXHIBIT 99

                              For Immediate Release
                    Collegiate Pacific Receiving Equity Funds

Dallas, TX - September 8, 2003 - Collegiate Pacific ( Amex - BOO) announced today that it has recently received approximately $600,000 from the exercise of 120,000 of the approximately 4,200,000 outstanding warrants that were issued as a dividend to all stockholders of record on May 26, 2000. The per share exercise price of the warrants is $5.00 per share and the warrants expire on May 26, 2005. The warrants are quoted on the American Stock Exchange under the symbol "BOO/WS and closed at a per warrant price of $3.05 on September 5, 2003.

The company also announced today that Michael J. Blumenfeld, the company's Chief Executive Officer and majority shareholder, is in discussions with Roth Capital Partners, LLC about selling on a firm commitment basis directly to Roth Capital, LLC, 1,000,000 of the approximately 2,100,000 warrants currently held by Mr. Blumenfeld. Those 1,000,000 warrants entitle the holder to purchase an aggregate of 1,000,000 shares of Collegiate Pacific common stock. The Registration Statement on Form SB-2 (No. 333-34294), which became effective on April 7, 2000, covers the issuance and resale of the warrants and underlying common stock, including Mr. Blumenfeld's sale of his warrants.

Under the proposed terms of the agreement with Roth Capital, Roth Capital will agree to purchase and immediately exercise the warrants and the company will issue 1,000,000 shares of its common stock directly to Roth Capital. If this transaction occurs, and all 1,000,000 warrants are sold and exercised, Collegiate Pacific will receive $5,000,000, before commissions and expenses. Roth Capital intends to sell the shares of Collegiate Pacific common stock that it receives upon its exercise of the warrants to investors at to be determined prices. The company, Roth Capital and Mr. Blumenfeld have not yet entered into any definitive agreement with respect to the sale of any warrants or common stock by Mr. Blumenfeld.

"Of the approximately 4.2 million outstanding warrants, approximately 120,000 have recently been exercised. If the balance of all outstanding warrants were exercised, the company would receive about $20 million," stated Michael J. Blumenfeld. "We hope to receive additional warrant exercises in the near future and look forward to working with Roth Capital."

Collegiate Pacific is the nation's fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 3,200 products to 35,000 existing customers.

This new release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2002, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company's website, www.cpacsports.com, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company's markets, including as a result of terrorist attacks, competition from others, whether or not the potential arrangement with Roth Capital Partners, LLC is ever consummated, how much, if anything, the Company receives from the exercise of outstanding warrants, and the ability to obtain and retain key executives and employees.

For additional information contact Michael J. Blumenfeld at Collegiate Pacific - 972 243 8100.


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September 8, 2003


VIA ELECTRONIC TRANSMISSION
Securities & Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

         Re:      Collegiate Pacific Inc. (the "Company")
                  Commission File No. - 0-17293
                  Form 8-K

Dear Commissioners:

         On behalf of the Company, we are transmitting for filing an electronic copy of the Company's Report on form 8-K. Please call the undersigned at (214) 939-8700 if you have any questions.

                                                     Sincerely yours,

                                                     /s/ Michael R. Dorey

                                                     Michael R. Dorey
                                                     mdorey@slw.com
                                                     214.939.8700

MRD/tv
Enclosures

cc:      Collegiate Pacific Inc.
         Grant Thornton LLP
         Brian M. Lidji